PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated July 28, 2025

JPMorgan Chase Financial Company LLC Callable Range Accrual Notes

$6,530,000 Linked to the 10-Year Constant Maturity Treasury Rate due July 31, 2030

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

The Callable Range Accrual Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the 10-Year Constant Maturity Treasury Rate (the “Reference Rate”). The Reference Rate refers to the rate published by the Federal Reserve System Board of Governors, or its successor, as the yield for U.S. Treasury securities with a “constant maturity” of 10 years, as described under “Final Terms” in this pricing supplement. The Reference Rate is one of the market accepted indicators of longer-term interest rates. The Notes are linked to the Reference Rate and you will not benefit from any increase in the Reference Rate over the term of the Notes. Interest, if any, will accrue and be payable on the Notes quarterly, in arrears, at a variable Interest Rate based on an Interest Factor of 7.00% per annum for each calendar day that the Reference Rate is less than or equal to 5.00%, which we refer to as the Reference Rate Barrier. Consequently, if, on any calendar day, the Reference Rate is greater than the Reference Rate Barrier, no interest will accrue for that calendar day. The maximum Interest Rate for any Interest Period is limited to the Interest Factor, which is payable only if the Reference Rate is less than or equal to the Reference Rate Barrier on each calendar day during that Interest Period. The actual Interest Rate for an Interest Period may be zero and your return for any Interest Period over the term of the Notes could be significantly less than the Interest Factor for that period. JPMorgan Financial may, at its election, call the Notes early, in whole but not in part, on any quarterly Redemption Date, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest. If JPMorgan Financial does not call the Notes prior to maturity, it will repay your principal amount plus any accrued and unpaid interest at maturity. Although the variable Interest Rate is determined by reference to the Reference Rate, the Interest Rate for any Interest Period does not track the Reference Rate. Investing in the Notes involves significant risks. Generally, a higher Interest Factor is associated with a greater risk of reduced or no Interest Payments. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Issuer Callable: JPMorgan Financial may, at its election and upon written notice to The Depository Trust Company (“DTC”), call the Notes on any quarterly Redemption Date (after an initial one-year non-call period), regardless of the Reference Rate, and pay you the principal amount plus any accrued and unpaid interest. No further payments will be made on the Notes.
❑	Income: JPMorgan Financial will pay you quarterly Interest Payments at a variable Interest Rate unless the Notes have been previously called. Interest will accrue based on the Interest Factor specified below only on calendar days where the Reference Rate is less than or equal to the Reference Rate Barrier. Consequently, if, on any calendar day, the Reference Rate is greater than the Reference Rate Barrier, no interest will accrue for that calendar day.
❑	Repayment of Principal at Maturity: If by maturity the Notes have not been called, JPMorgan Financial will pay you the principal amount plus any accrued and unpaid interest at maturity. The repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date	July 28, 2025
Original Issue Date (Settlement Date)	July 31, 2025
Redemption Dates[1,2]	Quarterly (callable beginning July 31, 2026) (see page 5)
Interest Payment Dates[1,2]	Quarterly on the last calendar day of January, April, July and October of each year, commencing on October 31, 2025 and ending on the Maturity Date
Maturity Date[2]	July 31, 2030
[1]	The determination of the Reference Rate on any calendar day is subject to adjustment as described under “Supplemental Terms of the Notes” in this pricing supplement.
[2]	Subject to the Business Day Convention. See “Final Terms” in this pricing supplement.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Callable Range Accrual Notes linked to the 10-Year Constant Maturity Treasury Rate. The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.

Reference Rate	Interest Factor	Reference Rate Barrier	CUSIP / ISIN
10-Year Constant Maturity Treasury Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement	7.00% per annum	5.00%	48135NXX9 / US48135NXX91

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the 10-Year Constant Maturity Treasury Rate	$6,530,000	$1,000.00	$114,275	$17.50	$6,415,725	$982.50
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $17.50 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $960.90 per $1,000 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the 10-Year Constant Maturity Treasury Rate is a “Base Rate.”

The following procedures will be followed if, with respect to any calendar day, the Reference Rate cannot be determined as described under “Final Terms” in this pricing supplement:

•	If the above rate is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that calendar day, then the Reference Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity or other U.S. Treasury rate for the Designated CMT Maturity on that calendar day as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page and published on the website of the Federal Reserve System Board of Governors or in another recognized electronic source.
•	If the information described in the first bullet point is not provided by 5:00 p.m., New York City time, on that calendar day, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the Reference Rate for that calendar day in its sole discretion.

“Designated CMT Maturity” means 10 years.

Notwithstanding the foregoing paragraphs:

(i) If the calculation agent determines in its sole discretion on or prior to the relevant calendar day that the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that calendar day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate; and

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, U.S. Government Securities Business Day, Business Day Convention, Interest Accrual Convention and Day Count Convention and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the Notes. We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you. See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

Any values of the Reference Rate, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Notes. Notwithstanding anything to the contrary in the indenture governing the Notes, that amendment will become effective without consent of the holders of the Notes or any other party.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t     You understand and accept that Interest Payments will vary based on fluctuations in the Reference Rate and that the Notes may pay a below-market interest rate or no interest at all for an extended period of time or even for the entire term of the Notes.

t     You believe the Reference Rate will be less than or equal to the Reference Rate Barrier on each calendar day during the term of the Notes.

t     You understand and accept that your potential return is limited to the Interest Payments, regardless of any decline in the Reference Rate, which may be significant.

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the fluctuations of the Reference Rate.

t     You are willing to invest in the Notes based on the Interest Factor indicated on the cover hereof.

t     You can tolerate receiving no Interest Payment on any or all of the Interest Payment Dates, or receiving less than the maximum possible Interest Payment on any or all of the Interest Payment Dates.

t     You do not seek guaranteed current income from this investment.

t     You are able and willing to invest in Notes that may be called early and you are otherwise able and willing to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t     You are familiar with the Reference Rate, you understand the factors that influence the Reference Rate and interest rates generally, and you understand and accept the risks associated with the Reference Rate.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t     You are unable or unwilling to accept that Interest Payments will vary based on fluctuations in the Reference Rate and that the Notes may pay a below-market interest rate or no interest at all for an extended period of time or even for the entire term of the Notes.

t     You believe that the Reference Rate will increase during the term of the Notes and is likely to be greater than the Reference Rate Barrier on one or more calendar days during the term of the Notes.

t     You seek an investment that has unlimited return potential based on the decline in the Reference Rate.

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the fluctuations of the Reference Rate.

t     You are not willing to invest in the Notes based on the Interest Factor indicated on the cover hereof.

t     You cannot tolerate receiving no Interest Payment on any or all of the Interest Payment Dates, or receiving less than the maximum possible Interest Payment on any or all of the Interest Payment Dates.

t     You seek guaranteed current income from this investment.

t     You are unable or unwilling to invest in Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t     You are not familiar with the Reference Rate, you do not understand the factors that influence the Reference Rate or interest rates generally, or you do not understand or accept the risks associated with the Reference Rate.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Notes. For more information on the Reference Rate, please see the section titled “The Reference Rate” below.

Final Terms

Issuer	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$1,000 per Note
Reference Rate

10-Year Constant Maturity Treasury Rate determined, with respect to any calendar day, as follows:

•             for any calendar day during an Interest Period from, and including, the first calendar day of that Interest Period to, and including, the seventh business day prior to the Interest Payment Date relating to that Interest Period, the rate published with respect to that calendar day by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source, as the yield is displayed for U.S. Treasury securities at “constant maturity” under the column for the Designated CMT Maturity, as defined below, that appears on the Bloomberg Screen H15T10Y Page (or any successor page) (the “Designated CMT Bloomberg Page”), provided that if that calendar day is not a U.S. Government Securities Business Day, the Reference Rate for that calendar day will be the Reference Rate determined with respect to the immediately preceding U.S. Government Securities Business Day; and

•            for any calendar day during an Interest Period beginning on and including the sixth business day prior to the Interest Payment Date relating to that Interest Period, the Reference Rate determined with respect to the first U.S. Government Securities Business Day preceding the sixth business day prior to that Interest Payment Date.

Principal Amount	$1,000 per Note
Term	5 years, unless called earlier
Redemption Feature	On the last calendar day of January, April, July and October of each year, beginning on July 31, 2026 and ending on April 30, 2030 (each, a “Redemption Date[1]”), JPMorgan Financial may elect to call the Notes, in whole but not in part, regardless of the Reference Rate on that Redemption Date. If the Notes are called, JPMorgan Financial will pay you on the applicable Redemption Date a cash payment per Note equal to the principal amount plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement, and no further payments will be made on the Notes. Before JPMorgan Financial elects to call the Notes on a Redemption Date, JPMorgan Financial will deliver written notice to DTC on any business day after the Original Issue Date that is at least 5 business days before that Redemption Date.
Reference Rate Barrier	5.00%
Interest

Subject to the Interest Accrual Convention, with respect to each Interest Period, for each $1,000 stated principal amount Note, JPMorgan Financial will pay you interest in arrears on each Interest Payment Date in accordance with the following formula:

$1,000 x Interest Rate x Day Count Fraction.

Interest Rate

A variable rate per annum equal to:

(x) Interest Factor times (y) N/ACT; where

“N” = the total number of calendar days in the applicable Interest Period on which the Reference Rate is less than or equal to the Reference Rate Barrier (“accrual days”); and

“ACT” = the total number of calendar days in the applicable Interest Period.

If, on any calendar day, the Reference Rate is greater than the Reference Rate Barrier, interest will accrue at a rate of 0.00% per annum for that calendar day.

Interest Factor	7.00% per annum
Interest Period	The period beginning on and including the Original Issue Date and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to any earlier redemption and the Interest Accrual Convention described below and in the accompanying product supplement
Interest Payment Dates[1]	Interest on the Notes will be payable in arrears on the last calendar day of January, April, July and October of each year, beginning on October 31, 2025 to and including the Maturity Date (each, an “Interest Payment Date”), subject to any earlier redemption and the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.
Payment at Maturity (per $1,000 Note)	If JPMorgan Financial does not elect to call the Notes early, we will pay you a cash payment at maturity per $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid Interest.
Business Day Convention	Following
Interest Accrual Convention	Unadjusted
Day Count Convention	30/360
U.S. Government Securities Business Day	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities
[1] See footnote 2 under “Key Dates” on the front cover.

What Are the Tax Consequences of the Notes?

Tax Treatment

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-I. Based on current market conditions, we intend to treat the Notes for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, you generally will be required to accrue original issue discount (“OID”) on your Notes in each taxable year at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the year, with the result that your taxable income in any year may differ significantly from the Interest Payments, if any, you receive in that year. Upon sale or exchange (including an early redemption or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the Note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the Note (determined without regard to any of the adjustments described above), and decreased by the amount of any projected payments in respect of the Note through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of Notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in Notes, including the treatment of the difference, if any, between the basis in their Notes and the Notes’ adjusted issue price.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Comparable Yield and Projected Payment Schedule

Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the “comparable yield,” based upon the term to maturity of the Notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance, is an annual rate of 5.00%, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount Note consists of the following payments:

Payment Dates	Projected Payment Amounts
October 31, 2025	$17.50
January 31, 2026	$16.47
April 30, 2026	$15.29
July 31, 2026	$14.46
October 31, 2026	$13.81
January 31, 2027	$13.28
April 30, 2027	$12.83
July 31, 2027	$12.44
October 31, 2027	$12.11
January 31, 2028	$11.80
April 30, 2028	$11.54
July 31, 2028	$11.30
October 31, 2028	$11.09
January 31, 2029	$10.89
April 30, 2029	$10.72
July 31, 2029	$10.57
October 31, 2029	$10.43
January 31, 2030	$10.31
April 30, 2030	$10.19
July 31, 2030 (the Maturity Date)	$1,010.10

In addition, assuming a quarterly accrual period, the following table sets out the amount of OID that will accrue with respect to a Note during each calendar period, based upon our determination of the comparable yield and the projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
July 31, 2025 through December 31, 2025	$21.21	$21.21
January 1, 2026 through December 31, 2026	$49.36	$70.57
January 1, 2027 through December 31, 2027	$49.13	$119.70
January 1, 2028 through December 31, 2028	$49.21	$168.92
January 1, 2029 through December 31, 2029	$49.49	$218.40
January 1, 2030 through July 31, 2030	$28.74	$247.14

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the Notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be. The amount you actually receive at maturity or earlier sale or exchange of your Notes will affect your income for that year, as described above under “Tax Treatment.”

Key Risks

An investment in the Notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	The Notes Are Not Ordinary Debt Securities; the Interest Rate on the Notes Is Not Fixed But Is Variable — The rate of interest paid by JPMorgan Financial on the Notes is not fixed, but will vary depending on the daily fluctuations in the Reference Rate. Consequently, the return on the Notes may be less than those otherwise payable on debt issued by us with similar maturities. Although the variable Interest Rate on the Notes is determined by reference to the Reference Rate, the Interest Rate on the Notes does not track the Reference Rate. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.
t	The Interest Rate on the Notes Is Limited by the Interest Factor — Interest during any Interest Period will accrue at a rate per annum equal to the product of (1) the Interest Factor and (2) the accrual days divided by the number of calendar days in that Interest Period. The Interest Factor is 7.00% per annum. As a result, the Interest Rate for any Interest Period will not exceed the Interest Factor, regardless of any decline of the Reference Rate, which may be significant.
t	The Interest Rate on the Notes During Any or All of the Interest Periods May Be Zero — Although the Interest Factor is 7.00% per annum, for every calendar day during any Interest Period where the Reference Rate is greater than the Reference Rate Barrier, no interest will accrue for that calendar day, and the Interest Rate for that Interest Period will be reduced. We cannot predict the factors that may cause the Reference Rate to be greater than the Reference Rate Barrier. If the Reference Rate is greater than the Reference Rate Barrier on each calendar day during any Interest Period, the Interest Rate for that Interest Period would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during that Interest Period.
t	Your Return on the Notes Is Linked to the Reference Rate, Which May Increase Significantly During the Term of the Notes — The Notes are linked to the Reference Rate and you will not benefit from any increase in the Reference Rate over the term of the Notes. The Reference Rate may increase significantly during the term of the Notes, as a result of the factors described under “— Risks Relating to the Reference Rate — The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile” below. You should not invest in the Notes if you do not understand the Reference Rate or longer-term interest rates in the United States.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	For Purposes of Determining the Reference Rate for Any Calendar Day During an Interest Period, the Reference Rate for Any Calendar Day Beginning on and Including the Sixth Business Day Prior to the Interest Payment Date Relating to That Interest Period Will Be the Reference Rate Determined with Respect to the First U.S. Government Securities Business Day Preceding the Sixth Business Day Prior to That Interest Payment Date — Because the Reference Rate for any calendar day during an Interest Period beginning on and including the sixth business day prior to the Interest Payment Date relating to that Interest Period will be the Reference Rate determined with respect to the first U.S. Government Securities Business Day preceding the sixth business day prior to that Interest Payment Date, if with respect to the first U.S. Government Securities Business Day preceding the sixth business day prior to that Interest Payment Date, the Reference Rate is greater than the Reference Rate Barrier, no interest will accrue in respect of any calendar days on or after that sixth business day to but excluding that Interest Payment Date even if any of those calendar days would have been an accrual day were the Reference Rate based on the actual Reference Rate with respect to that calendar day.
t	Floating Rate Notes Differ from Fixed Rate Notes — The Interest Rate during an Interest Period will be variable and determined based on the number of calendar days during that Interest Period on which the Reference Rate is less than or equal to the Reference Rate Barrier, which may result in a return less than returns otherwise payable on notes issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the Notes as compared to other investment alternatives.

t	The Repayment of Principal Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment. If you hold the Notes to maturity, JPMorgan Financial will repay your principal amount. The repayment of principal applies only if you hold your Notes to maturity.
t	The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Interest Factor is determined based on a number of factors, including the expected volatility of the Reference Rate. The Interest Factor is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Reference Rate taken into account in determining the terms of the Notes were lower. As volatility of the Reference Rate increases, there will typically be a greater likelihood that the Reference Rate on one or more days during an Interest Period will be greater than the Reference Rate Barrier. Accordingly, you should understand that a higher Interest Factor reflects, among other things, an indication of a greater likelihood that there will be few or no accrual days, and therefore a greater likelihood you will not receive an Interest Payment or that you will receive a reduced Interest Payment on one or more Interest Payment Dates than would have been the case had the Interest Factor been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that there will be few or no accrual days, and therefore an even greater risk that you will not receive an Interest Payments or will receive a reduced Interest Payment for the reasons described above.
t	Call and Reinvestment Risk — JPMorgan Financial may, in its sole discretion, elect to call the Notes on any Redemption Date, regardless of the Reference Rate on that Redemption Date. If JPMorgan Financial elects to call your Notes early, you will no longer have the opportunity to receive any Interest Payments after that Redemption Date. The first Redemption Date, and the first potential date on which JPMorgan Financial may elect to call the Notes, occurs approximately one year after the Original Issue Date and therefore you may not have the opportunity to receive any Interest Payments after approximately one year. In the event JPMorgan Financial elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

It is more likely that JPMorgan Financial will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by JPMorgan Financial of comparable maturity, terms and credit rating trading in the market. The greater likelihood of JPMorgan Financial calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar interest rate. JPMorgan Financial is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by JPMorgan Financial. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for variable Interest Payments based on the performance of the Reference Rate, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — As discussed above under “What Are the Tax Consequences of the Notes? — Tax Treatment” and in the accompanying product supplement, if you are a U.S. individual or taxable entity, under our intended treatment of the Notes as CPDIs, you will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly. The comparable yield is determined solely to calculate the amount on which you would be taxed each year under that treatment and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. For example, if on any calendar day, the Treasury Constant Maturity rate for the Designated CMT Maturity is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that calendar day, and that rate or a rate that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page is not published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, the calculation agent will determine the Reference Rate for that calendar day in its sole discretion, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such other source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Reference Rate and could affect the Reference Rate, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Reference Rate — Trading or transactions by JPMorgan Financial or its affiliates in the futures, options or other derivative products or instruments on the Reference Rate may adversely affect the Reference Rate and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Reference Rate, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the Reference Rate;
t	the time to maturity of the Notes;
t	interest and yield rates in the market generally;
t	the factors affecting the Reference Rate discussed under “— Risks Relating to the Reference Rate — The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile”; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Reference Rate

t	The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile — The Reference Rate will depend on a number of factors, including, but not limited to:
t	supply and demand of U.S. Treasury notes with approximately 10 years remaining to maturity;
t	sentiment regarding underlying strength in the U.S. and global economies;
t	sentiment regarding credit quality in U.S. and global credit markets;
t	central bank policy regarding interest rates;
t	inflations and expectations concerning inflation;
t	performance of capital markets; and
t	any statements from public government officials regarding the cessation of the 10-Year Constant Maturity Treasury Rate.

These and other factors may have a positive effect on the performance of the Reference Rate and a negative effect on the value of the Notes in the secondary market.

t	The Reference Rate and the Manner in Which It Is Calculated May Change in the Future — There can be no assurance that the method by which the Reference Rate is calculated will continue in its current form. Any changes in the method of calculation could increase the Reference Rate.
t	The Reference Rate May Be Determined by the Calculation Agent in Its Sole Discretion or, If It Is Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Rate — If on any calendar day, the Treasury Constant Maturity rate for the Designated CMT Maturity is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that calendar day, and that rate or a rate that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page is not published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the Reference Rate for that calendar day in its sole discretion. Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant calendar day that the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that calendar day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, U.S. Government Securities Business Day, Business Day Convention, Interest Accrual Convention and Day Count Convention and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could affect the value of the Reference Rate used on a calendar day, which could adversely affect the return on and the market value of the Notes.

t	Future Performance of the Reference Rate Cannot be Predicted Based on Historical Performance — The levels of Reference Rate during the term of the Notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the Reference Rate, such as correlations, may change in the future.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The table below presents examples of hypothetical Interest Rates at which interest would accrue on the Notes and the corresponding Interest Payments payable on the Notes based on the total number of calendar days in a quarterly Interest Period on which the Reference Rate is less than or equal to the Reference Rate Barrier. The table assumes that each Interest Period contains 90 calendar days.

Principal Amount:	$1,000.00
Term:	5 years (unless earlier called)
Interest Factor:	7.00%* per annum (or 1.75% per quarter)
Reference Rate Barrier	5.00%
Interest Payment Dates:	Quarterly

* The actual amount of any Interest Payment you will receive with respect to each quarterly Interest Period over the term of the Notes may be more or less than the amounts displayed in the table below.

The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual Interest Payment with respect to each quarterly Interest Period will depend on the actual number of calendar days in that Interest Period and the actual Reference Rate on each calendar day in that Interest Period. The applicable Interest Rate for each quarterly Interest Period will be determined on a per-annum basis but will apply only to that Interest Period.

N	Interest Rate (annualized)	Interest Payment
0	0.00000%	$0.0000
15	1.16667%	$2.9167
30	2.33333%	$5.8333
45	3.50000%	$8.7500
60	4.66667%	$11.6667
75	5.83333%	$14.5833
90	7.00000%	$17.5000

If, on any calendar day during an Interest Period, the Reference Rate is greater than the Reference Rate Barrier, interest will accrue at a rate of 0.00% per annum for that calendar day.

For example, if the Reference Rate is less than or equal to the Reference Rate Barrier on 45 calendar days during an Interest Period, the Interest Rate for that Interest Period will be calculated as follows:

7.00% × (45 / 90) = 3.50%

As a result, the Interest Payment payable on the Interest Payment Date relating to that Interest Period will be calculated as follows:

$1,000 × 3.50% × (90 / 360) = $8.75

The hypothetical Interest Payments on the Notes shown above apply only if you hold the Notes for their entire term or until called early. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns on the Notes would likely be lower.

The Reference Rate

The Reference Rate refers to the rate published by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source, as the yield is displayed for U.S. Treasury securities at “constant maturity” under the column for the Designated CMT Maturity of 10 years that appears on the Designated CMT Bloomberg Page.

Please see “Supplemental Terms of the Notes” in this pricing supplement for how the Reference Rate is determined.

Historical Information

The graph below illustrates the daily performance of the Reference Rate, from January 2, 2015 through July 28, 2025, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The Reference Rate on July 28, 2025 was 4.42%. We obtained the levels of the Reference Rate above and below from Bloomberg, without independent verification.

Since its inception, the Reference Rate has experienced significant fluctuations. The historical performance of the Reference Rate should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Reference Rate during the term of the Notes. There can be no assurance that the performance of the Reference Rate will result in the payment of any Interest Payments.

Past performance of the Reference Rate is not indicative of the future performance of the Reference Rate.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to six months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Reference Rate” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.